Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated October 19, 2018
Registration No. 333-227689

Avinger, Inc.

Dated 2018

This free writing prospectus relates to a public offering of units to purchase: (1) shares of Common Stock and warrants for Common Stock, and (2) shares of Series C Preferred Stock, Common Stock issuable upon conversion of the Series C Preferred Stock, and warrants for Common Stock (collectively, the "Units") and should be read together with the preliminary prospectus dated October 10, 2018 (the "Preliminary Prospectus") that was included in Amendment No. 1 to the Registration Statement on Form S-1 relating to the offering of our Units. On October 19, 2018, Avinger filed Amendment No. 1 to the Registration Statement on Form S-1 relating to this offering of our Units, which may be accessed through the following link:

[Insert Link]

References to "Avinger," "we," "us" and "our" are used in the manner described in the Preliminary Prospectus.


AVINGER
LUMIVASCULAR™
IMAGE GUIDED THERAPY

SAFE HARBOR

These slides and the accompanying oral presentation contain forward-looking statements about Avinger, Inc. ("Avinger" or the "Company") and its business. All statements other than statements of historical fact contained in this presentation, including statements regarding business strategy and plans and objectives for future operations are forward-looking statements. Avinger has based these forward-looking statements on its estimates and assumptions and its current expectations and projections about future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those that may be described in greater detail in the Company's most recent quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the "SEC") on August 13, 2018, or annual report on Form 10-K filed with the SEC on March 30, 2018. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this presentation are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Avinger undertakes no obligation to update publicly or revise any forward-looking statements for any reason after the date of this presentation, to conform these statements to actual results or to changes in Avinger's expectations.

Certain data in this presentation was obtained from various external sources, and neither the Company nor its affiliates, advisers or representatives has verified such data with independent sources. Accordingly, neither the Company nor any of its affiliates, advisers or representatives makes any representations as to the accuracy or completeness of that data or to update such data after the date of this presentation. Such data involves risks and uncertainties and is subject to change based on various factors.

The trademarks included herein are the property of the owners thereof and are used for reference purposes only. Such use should not be construed as an endorsement of the products or services of the Company.

FREE WRITING PROSPECTUS

This presentation highlights basic information about us and the offering. Because it is a summary that has been prepared solely for informational purposes, it does not contain all of the information that you should consider before investing in our company. Except as otherwise indicated, this presentation speaks only as of the date hereof.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

This presentation includes industry and market data that we obtained from industry publications and journals, third-party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein.

We have filed a Registration Statement on Form S-1 with the SEC, including a preliminary prospectus dated October 4, 2018 (the "Preliminary Prospectus") and an amended Form S-1/A dated October 19, 2018, with respect to the offering of our securities to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the offering, and the other documents filed with the SEC and incorporated by reference into the Preliminary Prospectus, for more complete information about us and the offering. You may obtain these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at http://sec.gov.

Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by contacting Ladenburg Thalmann & Co. Inc., Attn: Syndicate Department, 277 Park Avenue, 26th Floor, New York, NY 10172 or by email at prospectus@ladenburg.com.

UNIQUE SOLUTIONS FOR A GROWING MARKET

COMMERCIAL-STAGE MEDICAL DEVICE COMPANY

- Designs and develops the **first-ever image-guided, catheter-based system for diagnosis and treatment of patients with Peripheral Artery Disease (PAD)**
- Over 21 million people projected to suffer from PAD in United States alone by 2020[1]
- U.S. Peripheral Vascular (PV) device market expected to be **$3.6 billion in 2018**[2]
- **Extensive IP portfolio (131 total patents and pending applications)** covering aspects of design, manufacturing and therapeutic use of OCT imaging catheters, atherectomy devices and imaging console
- **Focused and experienced management team**; 65 employees, including 20 Sales professionals
- **Fully-integrated** with in-house manufacturing in Redwood City, California

Peripheral Artery Disease




PANTHERIS

(1) The Sage Group 2010
(2) Millennium Research Group, December 2014

PAD Image by Jmarchn - Own work, CC BY-SA 3.0, https://commons.wikimedia.org/w/index.php?curid=31200275

ATTRACTIVE AND GROWING MARKET

U.S. PV DEVICE MARKET



($ in billions)
$5
$4
$3
$2
$1
$0
$3.0
$3.2
$3.4
$3.6
$3.9
$4.1
2015A
2016E
2017E
2018E
2019E
2020E

- U.S. PV Device Market is expected to be $3.6 billion in 2018 and expected to grow at a rate of 2.3% until 2023

2016 U.S. MARKET BY DEVICE TYPE



($ in millions)
CTO Crossing Devices
Synthetic & Biologic Surgical Grafts
EPDs
PV Accessory Devices
PV Stents
PTA Balloon Catheters
Atherectomy Devices
Aortic Stent Grafts
$82
$178
$50
$316
$911
$401
$817
$464

- Atherectomy procedures and CTO procedures are expected to grow at 11.4% and 7.7% through 2023, respectively

2016 U.S. MARKET SIZE FOR ENDOVASCULAR TREATMENT OF PAD

Treatment	Procedures	Market Size
Amputations[1]	200,000	-
Bypass[2]	160,000	-
Surgical Procedures	**360,000**	**-**
Stents[3]	314,000	$523M
Angioplasty[3]	560,000	$240M
Atherectomy	149,000	$464M
CTOs	155,000	$82M
Endovascular Procedures[4]	**620,000**	**$1,309M**

- Total atherectomy and CTO market size in 2016 was $546 million

Source: Unless otherwise noted, data is from Millennium Research Group, December 2014
(1) The Sage Group, 2014
(2) Journal of Vascular Surgery, 2009
(3) For PAD, includes only Iliac, Femoropopliteal and Infrapopliteal indications
(4) Total endovascular procedures are less than sum of the individual categories due to use of same technologies in same procedure

RECENT MILESTONES AND EVENTS

Q3 2018

- Reported 200th case with Next Generation Pantheris device
- Filed 510(k) submission for Pantheris SV (Small Vessel)
- Completed enrollment in SCAN clinical study (OCT vs. IVUS)
- Appointed Jaafer Golzar, MD, FACC, FSCAI, as Chief Medical Officer

Q2 2018

- Achieved Q2 2018 revenue of $2.1 million, a 14% increase from Q1 2018 2018
- Appointed Mark Weinswig as Chief Financial Officer
- FDA clearance of Next Generation Pantheris – US launch June 2018

KEY UPCOMING MILESTONES

Q4 2018

- ✓ Received CE Marking for Pantheris SV
- Anticipated Pantheris SV first cases in Europe
- Anticipated 500th case with Pantheris Next Generation device
- Plan to grow salesforce to 22 sales professionals by year-end
- Anticipated data release from SCAN clinical study

Early 2019

- Anticipated U.S. 510(k) clearance for Pantheris SV (early 2019)
- Anticipated filing of 510(k) for Ocelaris next gen CTO-crosser (H1 2019) 2019)

PRODUCT PIPELINE & MILESTONES

	Product	Market Opportunity	Expected FDA Clearance / Product Launch	Commentary
2018	Pantheris Next Generation	$280M ATK	**Q2 2018**	Next generation image-guided atherectomy. FDA FDA cleared May 2018
2019	Pantheris SV Small Vessel	$180M BTK	**H1 2019**	Longer length, lower profile for small vessels, including BTK (below-the-knee)
	Ocelaris PAD	$90M	**H2 2019**	Next generation Peripheral CTO crosser
2020	Lightbox L300	$100M	**H1 2020**	Miniaturized solid state console with full integration
2021	Ocelaris CAD	$190M	**2021**	Groundbreaking image-guided Coronary CTO CTO crossing

LUMIVASCULAR PLATFORM

ONLY TECHNOLOGY THAT OFFERS REAL-TIME VISUALIZATION OF THE INSIDE OF THE ARTERY DURING PERIPHERAL ARTERY DISEASE (PAD) TREATMENT

IMAGING CONSOLE
"RAZOR"


LIGHTBOX

- 140 installed units
- FDA 510(k) cleared
- CE Mark
- Re-usable, multi-display mobile unit that delivers high-definition OCT images

CATHETERS
"RAZOR BLADE"



PANTHERIS™

- First-ever Image-guided Atherectomy catheter
- FDA clearance of next generation Pantheris received May 2018
- Submission of FDA 510(k) for small-vessel device August 2018
- VISION clinical trial exceeded all safety and efficacy endpoints



OCELOT™

- Only image-guided CTO crossing catheters
- Three product configurations on the market
- CONNECT II - best-in-class clinical data

LUMIVASCULAR APPROACH

OCT IMAGE-GUIDED THERAPY – HIGH DEFINITION, LIGHT-BASED, NO IONIZING RADIATION

OCELOT


MEDIA
EXTERNAL ELASTIC LAMINA
ADVENTITIA

PANTHERIS


ADVENTITIA
EXTERNAL ELASTIC LAMINA
MEDIA
BALLOON

Fluoroscopy (X-Ray)



OPTICAL COHERENCE TOMOGRAPHY (OCT)

ARTERIAL DAMAGE LEADS TO RESTENOSIS

HEALTHY ARTERIAL STRUCTURES


MEDIA
EXTERNAL ELASTIC LAMINA
ADVENTITIA

The external elastic lamina [EEL] is the border between the media and the adventitia.

RESTENOSIS


DISRUPTED EXTERNAL ELASTIC LAMINA
MEDIA
ADVENTITIA

Disruption to external elastic lamina and adventitia leads to an aggressive healing response, commonly referred to as restenosis.

MINIMIZING DAMAGE TO ADVENTITIA

LUMIVASCULAR

TRADITIONAL ATHERECTOMY [1]
ADVENTITIAL DISRUPTION



47%
53%
NO DISRUPTION OF ADVENTITIA
DISRUPTION OF ADVENTITIA

TRADITIONAL ATHERECTOMY [1]
RESTENOSIS AT ONE YEAR



100%
80%
60%
40%
20%
11%
97%
NO DISRUPTION OF ADVENTITIA
DISRUPTION OF ADVENTITIA

VISION TRIAL
TISSUE ANALYSIS [2]



1%
99%
N=162 Lesions
NO DISRUPTION OF ADVENTITIA
DISRUPTION OF ADVENTITIA

(1) Histopathological Evidence of Adventitial or Medial Injury is a Strong Predictor of Restenosis During Directional Atherectomy for Peripheral Artery Disease. J Endovasc Ther. 2015 Oct;22(5):712-5. doi: 10.1177/1526602815597683. Epub 2015 Jul 24
(2) FIH Data on file at Avinger, Inc.


PANTHERIS
LUMIVASCULAR ATHERECTOMY



PANTHERIS

VISUALIZATION. PRECISION. SAFETY.


MEDIA
ADVENTITIA
BALLOON
EEL
MIDDLE MARKER

VISION IDE

PANTHERIS™ CASE STUDY



PLAQUE REMOVED FROM ARTERY
DURING PANTHERIS PROCEDURE



PRE
PANTHERIS



POST
PANTHERIS

VISION IDE

PANTHERIS CLINICAL DATA

130 PATIENTS | **20** SITES | **164** LESIONS | **7.3 ± 4.1cm** MEAN LESION LENGTH | **SFA-POPLITEAL** LESION LOCATION

LUMINAL GAIN | 72%



100%
80%
60%
40%
20%
79%
30%
22%
PRE-STENOSIS
PANTHERIS STANDALONE
PANTHERIS +/- ADJUNCTIVE THERAPY

ADVENTITIA | ANALYSIS



1.1%
98.9%
% ADVENTITIA AREA
NO ADVENTITIA

TLR 6 MONTHS | 8%



100%
80%
60%
40%
20%
8%
6 MO TARGET LESION REVASCULARIZATION (TLR BY PATIENT)

0% DISSECTIONS

0% PERFORATIONS

PANTHERIS - NEXT GENERATION

FDA 510(K) CLEARANCE RECEIVED MAY 2018



Petal Cutter

- Provides increased cutting efficiency and enhanced tissue engagement



Redesigned Inflation System

- Single balloon for apposition and blood flow management



Stiffer Catheter Shaft

- Improves pushability

Markers on Shaft

- Aids in longitudinal positioning



Longer Packing Stroke and Reinforced Vented Nosecone

- Enhances tissue management
- Standard and XL nosecone lengths

PANTHERIS 6F SMALL VESSEL

FDA 510(K) SUBMISSION FILED AUGUST 2018



- **Anticipated to expand addressable market by as much as 50% or ~$180M[1]**
- Treatment of small vessels, including those below-the-knee, estimated to account for 1/3 of atherectomy procedures[1]
- Safety and precision of critical importance in smaller vessels

ENHANCEMENTS	BENEFITS
• Slimmer profile	• Compatible with 6F sheaths
• 140cm working length	• Treat distal lesions with shaft markings for longitudinal reference
• 1:1 torque transmission	• Enables single use operator
• "Cobra" jog for apposition of cutter to tissue	• Facilitates use in distal anatomy
• 3.5cm nosecone	

(1) Millennium Research Group, 2015

Currently in development at Avinger. Not available for sale


OCELOT
LUMIVASCULAR CTO CROSSING

OCELOT

LUMIVASCULAR CTO CROSSING


NON-LAYERED STRUCTURES
MIDDLE MARKER
LAYERED STRUCTURES

FLUOROSCOPY
No visualization of arterial structures



CTO = CHRONIC TOTAL OCCLUSIONS

CONNECT II

OCELOT CLINICAL DATA

100 PATIENTS | **14** SITES | **166mm** MEAN LESION LENGTH | **SFA & POPLITEAL** LESION LOCATION

CROSSING SUCCESS & FREEDOM FROM MAEs


CROSSING SUCCESS
97%


FREEDOM FROM MAEs
98%

LUMINAL CROSSING

N=97 PATIENTS


93%
90
7
7%
TRUE LUMEN
SUBINTIMAL

Avinger's CONNECT II is an FDA approved prospective, non-randomized, global clinical study that evaluated the safety and efficacy of the Ocelot System.

OCELARIS: NEXT GENERATION CTO CROSSING

- Up to 1000 RPM rotation speed generates Pantheris-like imaging and enhanced CTO crossability
- Low profile design allows for 5F sheath compatibility
- Variable angle tip deflection delivers precise maneuverability
- Anticipated Peripheral version H2 2019
- Anticipated Coronary version 2021





Currently in development at Avinger. Not available for sale

CLINICAL DATA PROGRAMS

SCAN Clinical Study – OCT vs. IVUS in Peripheral Arteries

- Post-market study comparing Pantheris OCT imaging to intravascular ultrasound (IVUS) as a diagnostic imaging tool
- Enrollment completed Q3 2018; 14 patients in 2 US sites // >115 matched images submitted to independent radiologists for review and ranking
- Data release and publication submission anticipated Q4 2018

INSIGHT IDE Clinical Trial – In-Stent Restenosis (ISR)

- Intended to support 510(k) submission for ISR label expansion
- FDA approval of IDE application April 2017; up to 20 US/OUS Sites // up to 140 subjects
- Enrollment initiated October 2017; Multiple site expansion H1 2018
- Approval to include Next Gen Pantheris in study Q3 2018

U.S. AND INTERNATIONAL SALES REGIONS

Europe/Middle East
Direct sales in Germany (1 Sales Director); sales through distributors in Switzerland, UAE and Turkey

United States
19 sales professionals
- VP: 1
- Regional Sales Directors: 4
- Territory Sales Managers: 7
- Clinical Specialists: 7

National Agreements

Department of Veterans Affairs

HEALTHTRUST

ASCENSION



Japan
Manufacturing facility registration with PMDA, Jan 2017

China
Large market opportunity; anticipated approval timeline from potential filing is 12- 24 months

	US	Europe	Japan	China
Regulatory Approval	✓	✓	Process Initiated	Partner Discussions

SELECTED FINANCIALS

QUARTERLY 2018

QUARTERLY REVENUE AND NET CASH USED IN OPERATING ACTIVITIES



Management streamlines operations
510(k) clearance for Next Generation Pantheris (May 2018)
Over 40 Patients Treated with Next Generation Pantheris (June 2018)
200th Patient Treated with Next Generation Pantheris (Sept 2018)
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$-
millions
$6.7
48% decrease in net cash used in operations
$4.6
$3.5
$1.8
$2.1
$2.0
Q1-2018
Q2-2018
Q3-2018[1]
Revenue
Net Cash Used in Operating Activities

(1) Q3'18 estimate

CAPITALIZATION TABLE AND SELECTED FINANCIALS

AS OF SEPTEMBER 30, 2018

Cap Table as of Sep 30, 2018	Common Equivalents
Common stock	11,554,149
Series A Preferred[1] (41,800 outstanding / $2.00 conversion)	20,900,000
Series B Preferred[2] (1,701 outstanding / $1.58 conversion)	1,076,583
Warrants ($1.98 wtd avg exercise)	18,771,591
Outstanding Shares Assuming Full Conversion	52,302,323

Selected Financials as of Sep 30, 2018[3]	
Cash Balance	$10.0 million
Debt Balance[4]	$8.1 million

(1) Held by CRG Partners. Lockup period runs through February 14, 2019
(2) Full ratchet based anti-dilution protection below $1.58 per share
(3) Q3-2018 estimates
(4) Maturity June 30, 2023

OPPORTUNITY SUMMARY

- Proprietary solutions for large and growing PAD market, with potential expansion to Coronary Artery Disease (CAD) market
- Lumivascular platform is the only technology that combines real-time intravascular imaging with highly effective therapy for the treatment of PAD
- Experienced and committed senior management team with multiple high value strategic transactions
- Next Generation Pantheris launch underway with positive early results; anticipated US market availability of Pantheris SV in early-2019
- Robust product development and clinical data pipeline to position the company for future growth

APPENDIX

MANAGEMENT TEAM

Jeff Soinski – Chief Executive Officer

Jeff Soinski has served as our President, Chief Executive Officer and a member of our Board of Directors since December 2014. From its formation in September 2009 until the acquisition of its Unisyn business by GE Healthcare in May 2013, Mr. Soinski served as Chief Executive Officer of Medical Imaging Holdings and its primary operating company Unisyn Medical Technologies, a national provider of technology-enabled products and services to the medical imaging industry. Mr. Soinski served periodically as a Special Venture Partner from July 2008 to June 2013 and as a Special Investment Partner since October 2016 for Galen Partners, a leading healthcare-focused private equity firm. From 2001 until its acquisition by C.R. Bard in 2008, Mr. Soinski was President and CEO of Specialized Health Products International, a publicly-traded manufacturer and marketer of proprietary safety medical products. Earlier in his career, Mr. Soinski was President and CEO of ViroTex Corporation, a venture-backed pharmaceutical drug delivery company he sold to Atrix Laboratories in 1998.

Mr. Soinski served on the board of directors of Merriman Holdings, parent of Merriman Capital, a San Francisco-based investment banking and brokerage firm, from 2008 until March 2016. He holds a B.A. degree from Dartmouth College.

Mark Weinswig – Chief Financial Officer

Mr. Weinswig joined Avinger in June 2018 and brings extensive strategic and operational financial experience, including almost 20 years in financial leadership positions in private and publicly-traded technology companies. Mr. Weinswig previously served as the CFO of Emcore, One Workplace, and Aqua Metals. Earlier in his career, he held senior financial positions at Coherent and Oclaro. Mr. Weinswig began his career in public accounting at PricewaterhouseCoopers and worked at Morgan Stanley as an Equity Research Analyst.

He has held both Certified Public Accountant (CPA) and Chartered Financial Analyst (CFA) designations, and received an MBA from Santa Clara University and a BS in Accounting from Indiana University.

MANAGEMENT TEAM (CONT'D)

Himanshu Patel – Chief Technology Officer

Himanshu Patel has served as Chief Technology Officer of Avinger since co-founding the Company in 2007. Mr. Patel brings over 25 years of design experience developing medical devices, primarily for cardiovascular and peripheral artery disease treatment. He has extensive experience leading R&D and manufacturing operations across several companies, and has served as a named inventor in more than 25 medical device patents. Mr. Patel spearheaded engineering efforts of the current platform of image-guided ("Lumivascular") interventional devices at Avinger, and has played a central role in the development of products that have generated over $1 billion in shareholder value over the course of his career. Prior to Avinger, Mr. Patel led R&D activities as the Director of Advanced Technologies at FoxHollow, where he led the engineering efforts of a $180 million revenue product. His other experience includes medical device design and development at EndoTex Interventional Systems, and improving the manufacturing processes of medical devices at General Surgical Innovations, amongst others. Mr. Patel has a proven track record of developing products that exceed customer expectations, with a focus on cost containment, speed to market, and manufacturability.

Mr. Patel holds a B.S. in Mechanical Engineering from M.S. University of Baroda, India, and an M.S. in Mechanical Engineering from the University of Florida.

Jaafer Golzar, MD, FACC, FSCAI – Chief Medical Officer

Jaafer Golzar, MD, joined Avinger in July 2018 and serves as our Chief Medical Officer. Dr. Golzar is a practicing interventional cardiologist with Advocate Medical Group and a key opinion leader in the treatment of peripheral artery disease. He is the Director of Limb Salvage and Endovascular Intervention at Advocate Trinity Hospital in Chicago. Dr. Golzar is also a leading educator on interventional techniques and technologies and is the founder of the Chicago Endovascular Conference (CVC), an international-scale annual conference designed to address the educational needs of physicians treating patients with peripheral arterial and venous diseases. Prior to joining Avinger, Dr. Golzar was also Medical Director – Interventional Vascular for BTG International. He has participated in multiple clinical research trials, including studies of PAD treatment with atherectomy, drug-eluting balloons and stents and has authored numerous publications in peer-reviewed journals. As a recognized leader in the endovascular community, Dr. Golzar has received multiple accolades including the prestigious Pioneers in Performance - North America Award in 2014. He is a Fellow of the American College of Cardiology and of the Society for Cardiovascular Angiography and Interventions.

Dr. Golzar has a B.S. from the University of Arkansas at Little Rock and an M.D. degree from the University of Arkansas College of Medicine.

COMPETITIVE POSITIONING

	COMPANY	PRODUCT	MARKET SHARE	APPROACH	LUMINAL GAIN	AVOIDS ADVENTITIA DISRUPTION	REMOVAL OF PLAQUE	RADIATION & CONTRAST SPARING	IMAGING & VESSEL MEASUREMENT
	**Avinger**	**Pantheris**	**<5%**	**Directional Atherectomy**	◕	●	●	●	●
	Covidien / Medtronic	SilverHawk	29%	Directional Atherectomy	◕	○	●	○	○
	CSI	Diamondback 360	35%	Orbital Atherectomy	◔	◑	○	○	○
	Philips (Spectranetics)	Turbo Elite	19%	Laser Ablation	◔	◑	○	○	○
	Boston Scientific	Jetstream / Rotablator	11%[1]	Rotational Atherectomy	◑	◔	◔	○	○
	Philips (Volcano)	Phoenix	<5%	Rotational Atherectomy	◔	◔	◔	○	○

Source: Estimated Market Share 12 mos. ended Sept 2017 (based on DRG and other sources)(1) Boston Scientific market share not differentiated between Jetstream and Rotablator

LIGHTBOX L300 PLATFORM

- Radically reduced footprint for easier lab integration
- Multiple system installation options
  - Lab integrated option
  - Cart-based option
- Variable speed catheter rotation (1,000 – 10,000 RPM) delivering enhanced OCT imaging and optimal device effectiveness
- Sterile field control system to enable single operator use
- Reimagined software system (emphasis on speed & simplicity)
  - Vessel measurements
  - DICOM compatible export of OCT case data
  - Automatic catheter identification


LIGHTBOX

Currently in development at Avinger. Not available for sale




PHYSICIAN
RADIATION EFFECTS
BRAIN
Increasing prevalence of left sided brain tumors (85%) in interventional physicians (n=31) 1
EYES
>3.2X risk of accelerated lens opafication (cataracts) among interventional practitioners 2
BLOOD
Exacerbation of reactive oxygen species and blood-borne cancers 3
SKIN
Soft tissue cancers, hair loss, and skin mottling noticeable in non-dominant hand of MDs 4
LOWER EXTREMITY
Revascularization procedures pose the greatest radiation risk in the hospital 5

RADIATION FREE TECHNOLOGY

X-RAY RADIATION FOR 15-25CM SFA CTOS

29
MINUTES
of radiation eliminated per case when using Lumivascular



LE REVASCULARIZATION X-RAY RADIATION EXPOSURE
RADIATION TIME (MINS)
24
18
12
6
0
5.99
14[1]
0.24[4]
21.2[2,3]
5.3[5]
DIAGNOSTIC
CTO CROSSING
THERAPY
FLUOROSCOPY GUIDED INTERVENTION
LUMIVASCULAR GUIDED INTERVENTION

(1) Stanloae, Cezar S., et al. "Endoluminal treatment of peripheral chronic total occlusions using the Crosser® recanalization catheter." Journal of Invasive Cardiology 23.9 (2011): 359
(2) Laird, John R., et al. "Excimer laser with adjunctive balloon angioplasty and heparin-coated self-expanding stent grafts for the treatment of femoropopliteal artery in-stent restenosis." Catheterization and Cardiovascular Interventions 80.5 (2012): 852-859
(3) Roberts, David, et al. "Effective endovascular treatment of calcified femoropopliteal disease with directional atherectomy and distal embolic protection: final results of the DEFINITIVE Ca++ trial." Catheterization and Cardiovascular Interventions 84.2 (2014): 236-244
(4) Davis, T. Crossing Chronic Total Occlusions using zero fluoroscopy. Vascular Disease Management
(5) Brodmann, M. Lumivascular Case Series, LINC 2016

PATENT OVERVIEW

AS OF AUGUST 30, 2018

- Avinger has an extensive IP portfolio covering key aspects of the design, manufacturing and therapeutic use of OCT imaging catheters, atherectomy devices and imaging console

47 U.S. patents and patent applications
- 21 allowed & issued US patents
- 26 pending utility applications

84 Ex-U.S. patents and patent applications
- 37 allowed & issued ex-US patents
- 47 pending ex-US applications

131 Total patents and pending applications